Exhibit 10.2

CREDIT AGREEMENT

This Credit Agreement dated as of March 31, 2006 is among ACE Limited, a Cayman Islands company (the “Borrower”), ACE Bermuda Insurance Ltd., a Bermuda company (“ACE Bermuda”), ACE Tempest Reinsurance Ltd., a Bermuda company (“ACE Tempest”), and ING Bank, N.V., London Branch (the “Bank”). The parties hereto agree as follows:

1. DEFINITIONS AND INTERPRETATION.

1.1 Definitions. In addition to terms defined in the introductory paragraph, (a) capitalized terms used but not defined herein have the respective meanings set forth in the Syndicated Agreement (as defined below) and (b) the following terms have the following meanings:

Agreement means this credit agreement, as amended or otherwise modified from time to time.

Applicable Margin - see Schedule I.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or London, England, are authorized or required by law to close.

Commitment means the commitment of the Bank to make Loans hereunder.

Commitment Amount means $50,000,000, as adjusted from time to time pursuant hereto, or such other amount as may be agreed to in writing by the Borrower and the Bank.

Continuation Request – see Section 2.3.

Default means any event described in Section 7.1.

Drawdown Request - see Section 2.2.

Effective Date - see Section 4.1.

Facility Fee Rate - see Section 2.8.

Guarantor means each of ACE Bermuda and ACE Tempest.

Interest Period means, for any Loan, the period commencing on the date such Loan is borrowed or the last day of the preceding Interest Period therefor and ending on a date not more than thirty (30) days after the date such Loan was made, as the Borrower shall specify pursuant to Section 2.2 or 2.3; provided that (i) the Borrower may not select an Interest Period if, after giving effect to such selection, one or more Loans would be outstanding for more than 30 consecutive days; and (ii) no Interest Period for any Loan shall extend beyond the scheduled Termination Date.

LIBO Rate means with respect to any Interest Period for any Loan:

(a) if such Interest Period is seven days or longer,

(i) the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Bank from time to time) as of approximately 11:00 a.m., London time, on the first day of such Interest Period for a period comparable to such Interest Period;

(ii) if such rate does not otherwise appear on said Page 3750 (or such successor), the offered rate for deposits in Dollars with a maturity comparable to such Interest Period appearing on the display designated page “LIBO” on the Reuter Monitor Money Rates Service (or on any successor or substitute page of such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Bank from time to time) as of approximately 11:00 a.m., London time, on the first day of such Interest Period; and

(iii) if neither of the rates referred to in the foregoing clauses (i) and (ii) is available at such time for any reason, an interest rate per annum equal to the average of the rates per annum at which deposits in Dollars are offered by four major money center banks in London, England selected by the Bank from time to time, to prime banks in the London interbank market as of approximately 11:00 a.m. (London time) on the first day of such Interest Period in the amount of such Loan if such amount were to be deposited for a period comparable to such Interest Period, adjusted to the nearest one-quarter of one percent (0.25%) or, if there is no nearest one-quarter of one percent (0.25%), then the next higher one-quarter of one percent (0.25%); and

(b) if such Interest Period is shorter than seven days, the rate available to prime banks for deposits in Dollars in an amount comparable to such Loan for a period comparable to such Interest Period in the London interbank market as determined by the Bank as of approximately the time the Bank receives the relevant Drawdown Request or Continuation Request.

Loan - see Section 2.1.

Loan Party means the Borrower and each Guarantor, individually; and Loan Parties means the Borrower and the Guarantors.

Syndicated Agreement means the Amended and Restated Credit Agreement dated as December 15, 2005 among the Borrower, various affiliates thereof, various financial institutions and JPMorgan Chase Bank, N.A., as administrative agent, as such Credit Agreement is in effect on the date hereof, without giving effect to (a) any subsequent amendment thereof or waiver or consent thereunder unless the Bank is a signatory, or otherwise consents, thereto or (b) any termination thereof, a copy of which is attached hereto as Exhibit E. Whenever a portion of the Syndicated Agreement is incorporated herein by reference, each reference in the incorporated provision to the “Administrative Agent,” an “Agent,” a “Lender”, the Required Lenders” or a similar term shall be deemed to be a reference to the Bank.

Termination Date means the earliest to occur of (a) March 29, 2007, (b) the date on which the Commitment Amount is reduced to zero pursuant to Section 2.4 or (c) the date on which all obligations of the Borrower hereunder become due and payable pursuant to Section 7.2.

Unmatured Default means an event which but for the lapse of time or the giving of notice, or both, would, unless cured or waived, constitute a Default.

1.2 Interpretation. Sections 1.02 and 1.03 of the Syndicated Agreement are incorporated herein by reference as if such Sections were set forth in full herein, mutatis mutandis. Unless otherwise specified, references herein to a Section, an Exhibit or a Schedule shall mean a Section hereof or an Exhibit or Schedule hereto. As used herein, the term “including” means “including without limitation”.

2. THE CREDIT.

2.1 Availability. The Bank agrees to make loans (each a “Loan” and collectively the “Loans”) to the Borrower from time to time before the Termination Date; provided that the aggregate principal amount of all Loans shall not at any time exceed the Commitment Amount.

2.2 Loan Procedures. Each Loan shall be made on prior written request (a “Drawdown Request”) from the Borrower received by the Bank not later than 2:30 p.m. (London time) on the requested date of such Loan. Each Drawdown Request shall be substantially in the form of Exhibit A and shall specify (i) the borrowing date, which shall be a Business Day, (ii) the amount of the requested Loan and (iii) the length of the initial Interest Period therefor. Each Loan shall be in the amount of $100,000 or a higher integral multiple thereof.

2.3 Continuation of Loans. Subject to Section 2.12(b), the Borrower may from time to time, on prior written notice (a “Continuation Request”) received by the Bank not later than 2:30 p.m. (London time) on the last day of the Interest Period for any Loan, continue all or any part of such Loan for a new Interest Period; provided (i) that after giving effect to any such continuation, each outstanding Loan shall be in the amount of $100,000 or a higher integral multiple thereof and (ii) if any Default or Unmatured Default shall have occurred and be continuing at the time of such continuation, such Loan shall bear interest at a rate per annum as determined in accordance with the proviso to the first sentence of Section 2.7. Each Continuation Request shall be substantially in the form of Exhibit B and shall specify (i) the continuation date, (ii) the amount of the Loan to be continued and (iii) the length of the new Interest Period for such Loan. Any portion of a Loan that is not continued on the last day of an Interest Period therefor shall be paid in full on such date, together with accrued and unpaid interest on such portion of such Loan.

2.4 Adjustment of the Commitment Amount. (a) The Borrower may from time to time, upon two Business Days’ notice to the Bank, reduce the Commitment Amount to an amount that is not less than the aggregate principal amount of all Loans. Any such reduction shall be in the amount of $5,000,000 or a higher integral multiple thereof. Concurrently with any reduction of the Commitment Amount to zero, the Borrower shall pay all accrued and unpaid commitment fees and all other amounts then payable by the Borrower hereunder.

(b) Following written request of the Borrower, the Bank in its sole discretion may elect to increase the Commitment Amount to an amount not exceeding $100,000,000, subject to such conditions as the Bank may require.

2.5 Repayment of Loans.

(a) Unless the Borrower has provided a Continuation Request to the Bank with respect to a Loan, such Loan shall be repaid at the end of the Interest Period applicable thereto; provided, if not previously prepaid, the Borrower shall repay such Loan on the 30th day after such Loan is made (or, if such day is not a Business Day, the immediately preceding Business Day), together with all accrued and unpaid interest thereon.

(b) The Borrower shall repay all outstanding Loans on the Termination Date.

2.6 Prepayments. The Borrower may from time to time prepay any Loan in whole or in part; provided that each partial prepayment shall be in the amount of $100,000 or a higher integral multiple thereof. Any prepayment of a Loan shall include accrued and unpaid interest on the principal amount prepaid and shall be subject to the provisions of Section 3.4.

2.7 Interest. The unpaid principal amount of each Loan shall bear interest at a rate per annum equal to the LIBO Rate for each applicable Interest Period plus the Applicable Margin as in effect from time to time; provided that upon the occurrence and during the continuance of a Default under Section 7.1(a) or an “Event of Default” under and as defined in Section 6.01(g) of the Syndicated Agreement, each outstanding Loan shall bear interest at a rate per annum equal to the rate otherwise applicable thereto plus 2%. Accrued and unpaid interest on each Loan shall be payable on the date such Loan becomes due (by acceleration or otherwise), on the date of any prepayment of such Loan (on the principal amount prepaid) and on the Termination Date.

2.8 Facility Fee. The Borrower agrees to pay the Bank, for the period beginning on the date hereof and continuing to the Termination Date, a facility fee at 0.10% per annum on the Commitment Amount regardless of usage (or, after the Termination Date, on the aggregate principal amount of all outstanding Loans). Such facility fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (and thereafter on demand).

2.9 Arrangement Fee. The Borrower agrees to pay the Bank an arrangement fee of $25,000 on the date this Agreement is signed by the parties hereto.

2.10 Computation of Interest and Fees. All computations of interest and fees shall be made on the basis of a year of 360 days. Each determination of an interest rate by the Bank shall be conclusive and binding on the Borrower in the absence of manifest error.

2.11 Payments. All payments to the Bank shall be made in immediately available funds at its principal office in London, England (or at such other office as the Bank may reasonably specify) not later than 3:30 p.m., London, England time, on the date due (and funds received after that hour shall be deemed received on the next Business Day). Such funds shall be sent by wire transfer pursuant to the instructions set forth on the signature page hereof or such other instructions as the Bank shall provide to the Borrower pursuant to written notice.

2.12 Clean-Up. Notwithstanding anything to the contrary contained herein:

(a) If amounts are outstanding with respect to one or more Loans for thirty (30) consecutive days, upon repayment in full of such Loans, the Borrower shall not request a Loan for a period of at least three days following such repayment.

(b) The Borrower may not request a Loan while one or more other Loans is outstanding if, at any time during the period consisting of the day prior to the Interest Period for the requested Loan and the last day of such Interest Period, amounts would be outstanding with respect to one or more of Loans (including such requested Loan) for more than thirty (30) consecutive days.

3. INCREASED COSTS; ADDITIONAL PROVISIONS RELATING TO LOANS.

3.1 Increased Costs. The Borrower agrees to reimburse the Bank for any increase in the cost to the Bank of, or any reduction in the amount of any sum receivable by the Bank in respect of, making or maintaining any Loan in accordance with the terms of Section 2.11(a) of the Syndicated Agreement as if such Section were set forth in full herein mutatis mutandis.

3.2 Illegality. If the Bank makes any determination of the type described in Section 2.11(d) of the Syndicated Agreement with respect to any Loan, the Borrower and the Bank shall negotiate in good faith to agree upon another basis for determining the interest rate applicable to such Loan hereunder (and, in the absence of agreement on another basis, the Borrower shall repay each Loan at the end of the current Interest Period therefor (or on such earlier date as shall be required by any applicable law, rule or regulation)) and the obligation of the Bank to make Loans shall be suspended until the circumstances giving rise to such determination no longer exist.

3.3 Capital Adequacy. The Borrower agrees to pay, or reimburse the Bank for, all increased capital costs of the type described in Section 2.11(b) of the Syndicated Agreement as if such Section were set forth in full herein mutatis mutandis.

3.4 Funding Losses. The Borrower will indemnify the Bank upon demand against any loss or expense which the Bank may sustain or incur (including any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to fund or maintain any Loan) as a consequence of (a) any failure of the Borrower to borrow or continue a Loan on a date specified therefor in a notice thereof or (b) any payment (including any payment upon the Bank’s acceleration of the Loans) or prepayment of a Loan on a day other than the last day of an Interest Period therefor.

3.5 Taxes. Each Loan Party agrees that all payments by such Loan Party hereunder shall be made free and clear of and without deduction for any Taxes or, if any such deduction is required, that such Loan Party will pay such additional amount as shall be necessary so that the Bank receives an amount equal to the sum it would have received had no such deduction been made, all on the same basis, and subject to the same limitations, as set forth in Section 2.13 of the Syndicated Agreement as if such Section were set forth in full herein mutatis mutandis.

4. CONDITIONS PRECEDENT.

4.1 Effectiveness. This Agreement shall become effective, and the Bank shall be obligated (subject to Section 4.2) to make Loans hereunder, on the date (the “Effective Date”) that the Bank shall have received an arrangement fee of $25,000 and all of the following, each duly executed and in form and substance (and dated a date) satisfactory to the Bank:

(a) A certificate of the Secretary or an Assistant Secretary of each Loan Party attaching (i) resolutions of the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party; (ii) an incumbency certificate that identifies by name and title and bears the signatures of the officers of such Loan Party that are authorized to sign the Loan Documents to which it is a party, upon which certificate the Bank shall be entitled to rely until informed of any change in writing by such Loan Party.

(b) A certificate of the Secretary or an Assistant Secretary of the Borrower attaching an incumbency certificate that identifies by name and title and bears the signatures of the officers of the Borrower that are authorized to sign Drawdown Requests and Continuation Requests, upon which certificate the Bank shall be entitled to rely until informed of any change in writing by the Borrower.

(c) A certificate signed by the chief financial officer, principal accounting officer or treasurer of the Borrower stating that (i) the representations and warranties contained in Section 5 are true and correct as of the Effective Date, as though made on and as of such date; and (ii) no Default or Unmatured Default has occurred and is continuing or will result from such Loan.

(d) Opinions of (i) Maples and Calder, Cayman Islands counsel for the Borrower, substantially in the form of Exhibit C, (ii) Mayer, Brown, Rowe & Maw LLP, New York counsel for the Loan Parties, substantially in the form of Exhibit D, and (iii) Conyers Dill & Pearman, Bermuda counsel for the Guarantors, substantially in the form of Exhibit E.

(e) Such other approvals and documents as the Bank may reasonably request.

4.2 Each Loan. The obligation of the Bank to make any Loan shall be subject to the conditions precedent that (a) the Effective Date shall have occurred, (b) all of the representations and warranties set forth in Section 5 shall be true and correct as if made on and as of the date of such Loan; (b) the Bank shall have received (by facsimile or otherwise) a properly completed and executed Drawdown Request in accordance with Section 2.2; and (d) no Default or Unmatured Default shall have occurred and be continuing or would result from the making of such Loan. Each request for a Loan shall be deemed a representation by the Borrower that the conditions precedent set forth in this Section 4.2 have been satisfied.

5. REPRESENTATIONS AND WARRANTIES. Each Loan Party (or, in the case of Section 5.5, the second sentence of Section 5.6 and Section 5.7, the Borrower) represents and warrants to the Bank that:

5.1 Organization. Such Loan Party is duly organized or formed, validly existing and, to the extent such concept applies, in good standing under the laws of the jurisdiction of its incorporation or formation.

5.2 Authorization; No Conflict. The execution, delivery and performance by such Loan Party of this Agreement are within such Loan Party’s powers, have been duly authorized by all necessary corporate action on the part of such Loan Party, and do not and will not contravene (i) such Loan Party’s constitutional documents, (ii) violate any law, rule, regulation (including Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting such Loan Party, any of its Subsidiaries or any of their properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of such Loan Party or any of its Subsidiaries.

5.3 Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (a) the due execution, delivery, recordation, filing or performance by such Loan Party of this Agreement or the consummation of the transactions contemplated hereby or thereby or (b) the exercise by the Bank of its rights hereunder, except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

5.4 Enforceability. This Agreement has been duly executed and delivered by, and is a legal, valid and binding obligation of, such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general application relating to creditors’ rights and to general principles of equity.

5.5 Regulation U. Following application of the proceeds of each Loan, Margin Stock will constitute less than 25% of the value of those assets of the Borrower that are subject to any limitation on sale, pledge or other disposition hereunder.

5.6 Investment Company Act. Neither such Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Loan nor the application of the proceeds or repayment thereof by the Borrower will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

5.7 USFCA. No proceeds of any Loan will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party or candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.8 Representations and Warranties in Syndicated Agreement. Each representation and warranty of such Loan Party set forth in Sections 4.01(b), (f), (g), (h), (k), (l), (m) and (n) and the last sentence of Section 4.01(c) of the Syndicated Agreement is true and correct as if such representation and warranty and all related definitions were set forth in full herein, mutatis mutandis.

5.9 Syndicated Agreement. The copy of the Syndicated Agreement attached hereto as Exhibit F is a true, correct and complete copy of the Syndicated Agreement as in effect as of the date hereof. As of the date of this Agreement, the Syndicated Agreement has not been amended or otherwise modified since the execution and delivery thereof.

6. COVENANTS. Each Loan Party (or, in the case of Section 6.2, the Borrower) agrees that, so long as the Commitment has not been terminated or any obligation of any Loan Party hereunder remains unpaid, such Loan Party will:

6.1 Pari Passu Ranking. Procure that its obligations hereunder will rank at least pari passu with all of its other present and future unsecured and unsubordinated obligations, except for obligations that are mandatorily preferred by law applying to insurance companies generally.

6.2 Use of Proceeds. Use the proceeds of each Loan solely to cover short-term aggregate net debit positions across the notional cash pooling accounts of the Borrower and its Subsidiaries held with Bank Mendes Gans.

6.3 Syndicated Agreement Covenants. Observe and perform each applicable covenant set forth in Article 5 of the Syndicated Agreement as if such covenant (and all related definitions) were set forth herein, mutatis mutandis.

6.4 Notices; Changes to Syndicated Agreement. Promptly deliver to the Bank any amendment of, or consent or waiver under, the Syndicated Agreement.

7. EVENTS OF DEFAULT; REMEDIES.

7.1 Events of Default. The occurrence and continuance of any one or more of the following events shall constitute a Default:

(a) The Borrower shall fail to pay (i) any principal of any Loan within two Business Days after the same becomes due and payable; or (ii) any interest on any Loan, or any fee or other amount payable by the Borrower under this Agreement within five Business Days after the same becomes due and payable.

(b) Any representation or warranty made by any Loan Party herein or by any Loan Party (or any of its officers) pursuant to the terms of this Agreement shall prove to have been incorrect or misleading in any material respect when made.

(c) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d)(i) (solely with respect to the existence of such Loan Party), Section 5.02, Section 5.03(a) or Section 5.04 of the Syndicated Agreement as incorporated herein by reference or Section 6.2 hereof;

(d) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) of the Syndicated Agreement if such failure shall remain unremedied for five (5) Business Days after written notice thereof shall have been given to such Loan Party by the Bank.

(e) Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in Article 5 of the Syndicated Agreement as incorporated herein by reference or any other term, covenant or agreement contained in this Agreement if the failure to perform or observe such covenant or agreement shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Bank.

(f) Any “Event of Default” under and as defined in the Syndicated Agreement shall occur and be continuing under Section 6.01(f), (g), (h), (i), (k), (l) or (m) of the Syndicated Agreement.

(g) Any provision in Section 8 of this Agreement shall for any reason cease to be valid and binding on or enforceable against either Guarantor (other than as a result of a transaction permitted hereunder), or either Guarantor shall so state in writing.

7.2 Remedies. Upon the occurrence of a Default resulting from an “Event of Default” under Section 6.01(g) of the Syndicated Agreement with respect to any Loan Party, the Commitment shall be terminated and all obligations hereunder shall become immediately due and payable in full; and upon the occurrence of any other Default, the Commitment may be terminated by the Bank and/or the Bank may declare the principal of and accrued interest on each Loan, and all other amounts payable hereunder, to be forthwith due and payable in full, whereupon such principal, interest and other amounts shall immediately become due and payable in full, without further presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

8. GUARANTY

8.1 The Guaranty. (a) Each Guarantor hereby jointly and severally, unconditionally, absolutely and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all amounts payable by the Borrower under this Agreement, including the principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on each Loan and all fees, expenses, indemnities and other obligations of the Borrower hereunder, whether now existing or hereafter incurred, created or arising and whether direct or indirect, absolute or contingent, or due or to become due. Upon failure by the Borrower to pay punctually any such amount, each Guarantor agrees to pay forthwith on demand the amount not so paid at the place and in the manner specified in this Agreement.

(b) The Guarantors and the Bank confirm that it is their intention that the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law applicable hereto. To effectuate the foregoing intention, the Guarantors and the Bank irrevocably agree that the obligations of each Guarantor under this Section 8 at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor hereunder not constituting a fraudulent transfer or conveyance.

(c) The Guarantors confirm that (i) they will obtain substantial indirect benefits from the Borrower’s notional cash pooling accounts held with Bank Mendes

Gans, (ii) the Bank’s agreement to make Loans under this Agreement is a requirement for the Borrower’s continued maintenance of such accounts and (iii) the Bank is relying on the guaranty of the Guarantors pursuant to this Section 8 in entering into this Agreement.

8.2 Guaranty Unconditional. The obligations of each Guarantor under this Section 8 shall be unconditional, absolute and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other obligor under this Agreement, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement;

(c) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor hereunder;

(d) any release, termination or modification of any obligation of any other guarantor, surety or indemnitor for the obligations of the Borrower hereunder;

(e) any change in the corporate existence, structure or ownership of any obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor herein;

(f) the existence of any claim, set-off or other right that any obligor may have at any time against any other obligor, the Bank or any other Person, whether in connection with this Agreement or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(g) any invalidity or unenforceability relating to or against any other obligor for any reason of this Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by any amount payable hereunder;

(h) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any obligation hereunder or the Bank’s rights with respect thereto; or

(i) any other act or omission to act or delay of any kind by any other obligor, the Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations under this Section 8.

8.3 Discharge only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 8 shall remain in full force and effect until the Commitment has terminated and the principal of and interest on the Loans and all other amounts payable by the other Loan Parties hereunder shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by a Loan Party hereunder is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Loan Party or otherwise, each Guarantor’s obligations under this Section 8 with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

8.4 Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other obligor or any other Person.

8.5 Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any right that it may now have or hereafter acquire against any other Loan Party or any other insider guarantor that arises from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Agreement, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Bank against any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable hereunder shall have been paid in full in cash and the Commitment shall have terminated. If any amount shall be paid to either Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of all amounts payable under this Section 8 and the termination or expiration of the Commitment, such amount shall be received and held in trust for the benefit of the Bank, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Bank in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable hereunder, whether matured or unmatured, in accordance with the terms hereof, or to be held as collateral for any amount payable hereunder thereafter arising. If (i) either Guarantor shall make payment to the Bank of all or any amounts payable hereunder, (ii) all amounts payable hereunder shall have been paid in full in cash and (iii) the Commitment shall have expired or terminated, the Bank will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the obligations resulting from such payment made by such Guarantor pursuant hereto.

8.6 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower hereunder is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless by payable by each Guarantor under this Section 8 forthwith on demand by the Bank.

8.7 Continuing Guaranty; Assignments. The guaranty set forth in this Section 8 is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all amounts payable hereunder and (ii) the termination or expiration of the Commitment; (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Bank and its successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Bank may, subject to Section 9.8, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of the Commitment and the Loans) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Bank herein or otherwise.

9. GENERAL.

9.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Borrower and the Bank.

9.2 Severability; No Waiver; Remedies. The illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.3 Costs and Expenses. The Borrower shall pay all reasonable costs and expenses of the Bank (including reasonable attorneys’ fees and charges) arising out of, or in connection with, (a) the negotiation, preparation, execution and delivery of this Agreement and any amendment, waiver, consent or modification with respect hereto or thereto and (b) the protection or enforcement of any rights hereunder.

9.4 Indemnification. The Borrower agrees to indemnify and hold harmless the Bank and its Affiliates and their respective officers, directors, employees, agents and advisors (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, the actual or proposed use of the proceeds of any Loan or any of the transactions contemplated thereby, including any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries or Affiliates, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from an Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.4 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. The Borrower also agrees not to assert any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the credit facility provided hereunder, the actual or proposed use of the proceeds of the Loans or any of the transactions contemplated by hereby.

9.5 Notices. Except as otherwise provided herein, all notices, and other communications hereunder shall be in writing, shall be directed to the applicable party at its address on the applicable signature page hereto (or such other address as it shall have specified by notice to the other party) and shall be deemed received in accordance with the provisions of Section 9.02 of the Syndicated Agreement.

9.6 Survival. The obligations of the Borrower under Section 3 and Sections 9.3, 9.4, 9.8(a), 9.10, 9.11 and 9.12 shall survive repayment of the Loans and the termination of this Agreement.

9.7 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of a counterpart hereof, or a signature page hereto, by facsimile shall be effective as delivery of a manually-signed counterpart hereof.

9.8 Successors and Assigns.

(a) The Borrower may not assign any of its rights or obligations hereunder without the prior written consent of the Bank.

(b) The provisions of Section 9.06(b) through (e) of the Syndicated Agreement are incorporated herein by reference.

9.9 Right of Set-Off. Upon the occurrence and during the continuance of a Default, the Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing hereunder, irrespective of whether the Bank shall have made any demand hereunder and although such obligations may be unmatured. The Bank agrees to promptly notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that the Bank and its Affiliates may have.

9.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.11 CONSENT TO JURISDICTION; CERTAIN WAIVERS. (a) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW

OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE BANK TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(b) The Borrower irrevocably appoints CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, New York, 10011, USA, as its agent to receive, accept and acknowledge for and on its behalf service of any and all legal process, summons, notices and documents which may be served in any action or proceeding referred to in Section 9.10(a). If for any reason such agent shall cease to be available to act as such, the Borrower agrees to promptly designate a new agent reasonable satisfactory to the Bank in the Borough of Manhattan, The City of New York to receive, accept and acknowledge for and on its behalf service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If the Borrower shall fail to designate such new agent, service of process in any such action or proceeding may be made on the Borrower by the mailing of copies thereof by express or overnight mail or overnight courier, postage prepaid, to the Borrower at its address set forth below its signature hereto.

9.12 WAIVER OF JURY TRIAL. EACH OF THE LOAN PARTIES AND THE BANK WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY HERETO, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE LOAN PARTIES AND THE BANK AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY ARE WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT

9.13 “Know your customer” checks. If, as a result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement or (b) any change in the status of a Loan Party or the composition of the shareholders of a Loan Party after the date of this Agreement, the Bank is required to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to the Bank, than each Loan Party shall promptly upon the request of the Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Bank in order for the Bank to carry out and be satisfied with the results of all necessary “know your customer” or similar checks under all applicable laws and regulations in connection with the transactions contemplated hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the date first written above.

ING BANK, N.V., London Branch

By:
Name:
Title:

By:
Name:
Title:

Address for notices:

ING Bank, N.V., London Branch

60 London Wall

London EC2M 5TQ

United Kingdom

Attention: Nick Marchant

Telephone: +44 20 7767 5902

Facsimile: +44 20 7767 7507

Address for Loan Requests and Continuation Requests:

ING Bank, N.V., London Branch, Loan Administration Dept.

60 London Wall

London EC2M 5TQ

United Kingdom

Attention: Joanne O’Keefe and/or Edel Hogan

Telephone: +44 20 7767 5934 (O’Keefe) or 5912 (Hogan)

Facsimile: +44 20 7767 7324

With a copy to:

ING Bank, N.V., London Branch

60 London Wall

London EC2M 5TQ

United Kingdom

Attention: Nick Marchant

Telephone: +44 20 7767 5902

Facsimile: +44 20 7767 7507

Instructions for payments:

JPMorgan Chase Bank, New York

Swift Code: CHASUS33

ABA 021 000 021

for the account of ING Bank, N.V., London Branch

Account number 001-1-938123; Ref: ACE Ltd.

ACE LIMITED

P.O. Box HM 1015

Hamilton HM DX

Bermuda

Telephone: +1 (441) 295-5200

Fax: +1 (441) 295-5221

The Common Seal of ACE Limited was hereunto affixed in the presence of:

ACE BERMUDA INSURANCE LTD.

P.O. Box HM 1015

Hamilton HM DX

Bermuda

Telephone: +1 (441) 295-5200

Fax: +1 (441) 296-7802

The Common Seal of ACE Bermuda Insurance Ltd. was hereunto affixed in the presence of:

ACE TEMPEST REINSURANCE LTD.

P.O. Box HM 2702

Hamilton HM KX

Bermuda

Telephone: +1 (441) 292-2603

Fax: +1 (441) 29202395

The Common Seal of ACE Tempest Reinsurance Ltd. was hereunto affixed in the presence of:

SCHEDULE I

The “Applicable Margin” means, for any day, the rate per annum set forth below in the row opposite the relevant Usage and in the column corresponding to the Pricing Level that apply on such day:

Applicable Margin	Level I	Level II	Level III	Level IV	Level V
Usage < 50%	0.275%	0.300%	0.350%	0.450	0.550%
Usage ≥ 50%	0.375%	0.400%	0.450%	0.550%	0.650%

For purposes of this Schedule, the following terms have the following meanings, subject to the last paragraph of this Schedule:

“Level I Pricing” applies on any day on which the Borrower’s long-term debt is rated A+ or higher by S&P or A1 or higher by Moody’s.

“Level II Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated A or higher by S&P or A2 or higher by Moody’s and (ii) Level I Pricing does not apply.

“Level III Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s and (ii) neither Level I Pricing nor Level II Pricing applies.

“Level IV Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) none of Level I Pricing, Level II Pricing and Level III Pricing applies.

“Level V Pricing” applies on any day if no other Pricing Level applies on such day.

“Moody’s” means Moody’s Investors Service, Inc.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V Pricing applies on any day.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

The “Usage” applicable to any date is the percentage equivalent of a fraction, the numerator of which is the aggregate outstanding principal amount of all Loans at such date and the denominator of which is the Commitment Amount at such date. If for any reason any Loan remains outstanding following the termination of the Commitment, Usage will be deemed to be 100%.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day.

In the case of split ratings from S&P and Moody’s, the rating to be used to determine the applicable Pricing Level is the higher of the two (e.g., A/A3 results in Level I Pricing); provided that if the split is more than one full rating category, the intermediate rating (or the higher of the two intermediate ratings) will be used (e.g. A/Baa1 results in Level II Pricing and AA-/Baa1 results in Level I Pricing).